Exhibit 10.21

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

Execution Version

April 24, 2017

Arsanis, Inc.

890 Winter Street, Suite 230

Waltham, MA 02451-1472

Attention: President and Chief Executive Officer

Re: Strategic Relationship between the Bill & Melinda Gates Foundation and Arsanis, Inc.

Ladies and Gentlemen:

This letter agreement (including all appendices and attachments hereto, the “Letter Agreement”) is entered into in connection with the investment by the Bill & Melinda Gates Foundation (the “Foundation”), a Washington charitable trust that is a tax-exempt private foundation, of eight million dollars ($8,000,000.00) (the “Foundation Investment”) in Series D Preferred Stock of Arsanis, Inc. (the “Company”) at a purchase price of $3.2457 per share in accordance with the terms of a Series D Preferred Stock Purchase Agreement dated April 24, 2017 (the “Purchase Agreement”). The Foundation is making the Foundation Investment to induce the Company to perform the Global Access Commitments set forth herein, and the Company acknowledges and agrees that it would not undertake such Global Access Commitments absent the Foundation Investment. The Foundation Investment will be made in accordance with the provisions of the Purchase Agreement and this Letter Agreement (collectively, and together with any additional agreements that may be executed in connection with the Foundation Investment, in each case as amended from time to time in accordance with their terms, the “Investment Documents”). The Foundation Investment is conditioned upon the execution and delivery of the applicable Investment Documents by the parties thereto, the delivery to the Foundation of an amendment to the Adimab Agreement (defined below) that is acceptable to the Foundation, and the Foundation obtaining a written legal opinion from tax counsel that the Foundation Investment will qualify as a program-related investment under the Code.

In consideration of the Foundation making the Foundation Investment on the terms and conditions stated herein and in the Investment Documents, and for other good and valuable consideration, the parties hereto hereby irrevocably agree as follows:

1. Definitions. For the purposes of this Letter Agreement the following terms have the meanings indicated.

“Actual Production Costs” means (a) the Company’s recognized cost of goods sold as calculated in accordance with the Company’s usual and customary accounting methods, which are in accordance with GAAP, minus (b) the amount of any funding provided by the Foundation or any Foundation-supported Entity directly allocable to the production, supply and distribution of such product (except to the extent such funding has been deducted from the cost of goods sold as calculated under the foregoing clause (a)).

“Adimab” means Adimab, LLC.

“Adimab Agreement” means that certain Collaboration Agreement between Adimab and the Company, with an Effective Date of May 1, 2011, as amended by that certain Amendment Number One to the Collaboration Agreement, dated February 11, 2013, further amended by that certain Amendment Number Two to the Collaboration Agreement, dated January 16, 2014, further amended by that certain Amendment Number Three to the Collaboration Agreement, dated January 22, 2015, and further amended by that certain Amendment Number Four to the Collaboration Agreement, dated April 21, 2017, and as supplemented by the Adimab Option Exercise Letters.

“Adimab Confidential Information” means Confidential Information (as that term is defined in the Adimab Agreement) of Adimab.

“Adimab Option Exercise Letters” means, collectively, the letters from Dr. Eszter Nagy of the Company to Dr. Tillman Gerngross of Adimab, dated, respectively, May 28, 2013, January 29, 2014, and April 24, 2014, including the attachments thereto.

“Affiliate” means, as to any person or entity any person or entity that, directly or indirectly, controls, is controlled by or is under common control with such person or entity at any time and for so long as that control exists, where “control” (for purposes of this definition of “Affiliate” only) means having the decision-making authority as to the person or entity and, further, where that control will be deemed to exist where a person or entity owns more than 50% of the equity (or that lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) entitled to vote regarding composition of the board of directors or other body entitled to direct the affairs of the person or entity.

“ASN100 Product Candidate” means the Company’s product consisting of a combination of two fully human IgG1 isotype antibody components (ASN-1 and ASN-2) intended for prevention and/or treatment of disease in subjects colonized or infected with S. aureus.

“Charitability Default” has the meaning given in Section 5(b).

“Charitable Purpose” has the meaning given in Section 2(a).

“Claim” has the meaning given in Section 14.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning given in the introductory paragraph.

“Company Developed mAbs” has the meaning given in Section 3(c)(ii).

“Company IP” means all intellectual property and other proprietary rights, worldwide, owned (or purported to be owned), applied for, used, licensed by, or under obligation of assignment to the Company.

“Developing Countries” means those countries described on Appendix 1.

“Direct Competitor” means any individual or entity engaged in, or which presently intends to engage in, the research, development, manufacture, or commercialization of any mAb product used to diagnose, treat, prevent or cure an infectious disease.

“Discovery Project” has the meaning given in Section 3(d)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means (a) if the Foundation Stock is freely tradable, the closing price of the Foundation Stock on the most recent day the Foundation Stock was traded on the applicable exchange prior to the closing date of the redemption or purchase or (b) if the Foundation Stock is not freely tradable, the then current fair market value as determined by a mutually agreed upon (such agreement not to be unreasonably withheld) independent third-party appraiser.

“Foundation” has the meaning given in the introductory paragraph.

“Foundation Field” means the prevention of neonatal sepsis caused by S. aureus and/or other bacterial pathogens and excluding all other therapeutic and prophylactic indications.

“Foundation Investment” has the meaning given in the introductory paragraph.

“Foundation Stock” has the meaning given in Section 5(c).

“Foundation-supported Entity” means an entity selected by the Foundation for participation in a project that receives funding, directly or indirectly, from the Foundation, collaborates with the Foundation, or both, for the purpose of accomplishing the Foundation’s charitable objectives.

“Funded Developments” means the products, technologies, materials, processes, and other intellectual property and intellectual property rights developed using funds from the Foundation or a Foundation-supported Entity or developed in connection with the Company’s conduct of a Program.

“Global Access” means that (a) knowledge gained using the Foundation’s funding is promptly and broadly disseminated and (b) the products and technologies developed or supported with the Foundation’s funding will be made available and accessible at an affordable price to people most in need in Developing Countries.

“Global Access Commitments” has the meaning given in Section 3.

“Global Health License” has the meaning given in Section 3(l)(i).

“Indemnitees” has the meaning given in Section 14.

“Investment Documents” has the meaning given in the introductory paragraph.

“Letter Agreement” has the meaning given in the introductory paragraph.

“mAb” means monoclonal antibody.

“Neonatal S. aureus Sepsis Candidate” has the meaning given in Section 3(a).

“Neonatal S. aureus Sepsis Candidate Development Program” has the meaning given in Section 3(b).

“Neonatal S. aureus Sepsis Discovery Project” has the meaning given in Section 3(a).

“Neonatal Sepsis Cocktail” has the meaning given in Section 3(c)(i).

“Neonatal Sepsis Cocktail Development Program” has the meaning given in Section 3(c)(i).

“Optioned Antibodies” means, collectively, the mAbs specified in the Adimab Option Exercise Letters.

“Platform Technology” means the Company’s mAb research, discovery, development, and production capabilities, including those sourced from its partners. For clarity, Platform Technology includes technologies, materials, know-how and intellectual property owned, controlled, or in licensed by the Company or its Affiliates, whether existing at closing of the Foundation Investment or later developed, owned, controlled or in licensed by the Company or its Affiliates.

“Product” means any drug, therapeutic, vaccine, diagnostic, or prophylactic developed pursuant to a Program.

“Program” means the Neonatal S. aureus Sepsis Discovery Project, the Neonatal S. aureus Sepsis Candidate Development Program, the Neonatal Sepsis Cocktail Development Program and any Discovery Project.

“Progress Review Group” has the meaning given in Section 3(i).

“Purchase Agreement” has the meaning given in the introductory paragraph.

“Reasonable Efforts” means at least the same level of resources, time, efforts, and expediency that the Company would apply to obtaining a compound or technology that is material to the research, development or launch of the Company’s lead commercial products.

“Sale Transaction” means (a) the acquisition, directly or indirectly, after the date of this Letter Agreement, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of securities of the Company possessing more than 50% of the total combined voting power of all outstanding voting securities of the Company, (b) a merger, consolidation or other similar transaction involving the Company, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger, consolidation or other transaction hold, in the aggregate, securities possessing more than 50% of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger, consolidation or other transaction, or (c) an assignment, sale, transfer or exclusive license of all or substantially all of the Company’s assets, whether by merger, stock transfer, or otherwise.

“SOW” means a scope of work.

“Third Party Development Program Election” has the meaning given in Section 3(f)(i)(D).

“Trigger Event” has the meaning given in Section 3(l)(ii).

“TPM” has the meaning given in Section 3(e).

“TPP” means a target product profile.

“Withdrawal Right” has the meaning given in Section 5(c).

2. Charitable Purposes and Use of Funds.

(a) The Foundation is making the Foundation Investment as a “program-related investment” within the meaning of Section 4944(c) of the Code. The Foundation’s primary purpose in making the Foundation Investment is to further significantly the accomplishment of the Foundation’s charitable purposes, including the relief of the poor, distressed, and underprivileged, the advancement of science, and the promotion of health by seeking to secure Global Access to new, low-cost drugs (both therapeutics and prophylactics) developed (in whole or in part) by the Company and directed at pathogens that disproportionately affect people in Developing Countries (collectively, the “Charitable Purpose”). In furtherance of the Charitable Purpose, the Foundation Investment will secure the Global Access Commitments described below.

(b) The proceeds from the Foundation Investment will be used solely to support the Company’s Staphylococcus aureus (S. aureus) antibody development program, including the Neonatal S. aureus Sepsis Discovery Project described below.

The proceeds from the Foundation Investment will not be required to be segregated in a separate account nor required to be used for dedicated employees or facilities.

3. Global Access Commitments.

In furtherance of the Charitable Purpose and Global Access, the Company agrees to the following (collectively “Global Access Commitments”):

(a) Neonatal S. aureus Sepsis Discovery Project. The Company will diligently conduct the Neonatal S. aureus Sepsis Discovery Project. “Neonatal S. aureus Sepsis Discovery Project” means the Company’s research, development, and use of the Platform Technology to generate and test in pre-clinical animal studies a candidate product for the prevention of neonatal sepsis caused by S. aureus and excluding all other therapeutic and prophylactic indications (such candidate product, the “Neonatal S. aureus Sepsis Candidate”) in accordance with the TPP and SOW attached as Appendix 2.

(b) Neonatal S. aureus Sepsis Candidate Development Program. Once the Neonatal S. aureus Sepsis Discovery Project is complete in accordance with the SOW, the Foundation will have the right, at its discretion, to continue providing funding to the Company (directly or through a Foundation-supported Entity) to advance the Neonatal S. aureus Sepsis Candidate through launch of a final product for the prevention of neonatal sepsis caused by S. aureus and excluding all other therapeutic and prophylactic indications (the “Neonatal S. aureus Sepsis Candidate Development Program”). The Neonatal S. aureus Sepsis Candidate Development Program may include applicable research, development, launch and associated activities conducted by the Company or a partner, if and to the extent these activities are reasonably requested by the Foundation. If requested by the Foundation, the Neonatal S. aureus Sepsis Candidate Development Program would be co-funded by additional equity investments (subject to requisite approval by the Company’s board of directors and/or stockholders) or grants from the Foundation pursuant to the Foundation’s standard grant making terms and processes. The specific level and allocation of funding responsibilities between the parties (and potentially Foundation-supported Entities) for the Neonatal S. aureus Sepsis Candidate Development Program will be mutually agreed in good faith in writing by the parties to fairly allocate the expected benefits between Developing Countries and developed countries; provided, that in no event will the funding responsibilities be allocated in a manner that is reasonably likely to result in a material adverse effect on the Company’s business or operations. Any agreements for the Neonatal S. aureus Sepsis Candidate Development Program will include a proposal describing the relevant work (including specific global access commitments) and other related documents acceptable to the Foundation, and will include a mutually-agreed upon TPP and SOW.

(c) Neonatal Sepsis Cocktail Development Program.

(i) The Foundation will also have the right, at its discretion, to provide funding to the Company (directly or through a Foundation-supported Entity) to develop a combination mAb product for use in the Foundation Field (such combination mAb product, the “Neonatal Sepsis Cocktail”), which Neonatal Sepsis Cocktail may include the Neonatal S. aureus Sepsis Candidate, mAbs developed under Discovery Projects (defined below), and/or components in-licensed from other entities in accordance with the terms below (the “Neonatal Sepsis Cocktail Development Program”). The Neonatal Sepsis Cocktail Development Program may include applicable research, development, launch and associated activities conducted by the Company or a partner, if and to the extent these activities are reasonably requested by the Foundation. If requested by the Foundation, the Neonatal Sepsis Cocktail Development Program would be co-funded by additional equity investments (subject to requisite approval by the Company’s board of directors and/or stockholders) or grants from the Foundation pursuant to the Foundation’s standard grant making terms and processes. The specific level and allocation of funding responsibilities between the parties (and potentially Foundation-supported Entities) for the Neonatal Sepsis Cocktail Development Program will be mutually agreed in good faith in writing by the parties to fairly allocate the expected benefits between Developing Countries and developed countries; provided, that in no event will the funding responsibilities be allocated in a manner that is reasonably likely to result in a material adverse effect on the Company’s business or operations.

(ii) Other than the Neonatal S. aureus Sepsis Candidate and mAbs developed under Discovery Projects, no mAbs developed by the Company independently from any collaboration with the Foundation (including in collaboration with any third-party) (“Company Developed mAbs”) will be included in the Neonatal Sepsis Cocktail unless mutually-agreed upon by the Company and the Foundation under separate agreements, for which reasonable financial and other terms will be negotiated in good faith by the Foundation and the Company taking into account principles of Global Access.

(iii) Any grant agreements for the Neonatal Sepsis Cocktail Development Program will include a proposal describing the relevant work (including specific global access commitments) and other related documents acceptable to the Foundation (and, in the case of any Company Developed mAbs, mutually acceptable to the Foundation and the Company), and will include a mutually-agreed upon TPP and SOW.

(d) Discovery Projects.

(i) The Company will also utilize the Platform Technology to conduct up to two Discovery Projects at the Foundation’s reasonable discretion and subject to the terms below. “Discovery Project” means a project proposed by the Foundation or a Foundation-supported Entity and conducted by the Company utilizing the Platform Technology to identify mAb candidates against a target pathogen or antigens associated with a target pathogen, in accordance with a mutually-agreed upon SOW and TPP, and potentially to further develop such candidates.

(ii) Each Discovery Project will be funded and conducted pursuant to the Foundation’s standard grant making terms and processes, which would include a proposal prepared in good faith by the Company (which will be submitted within [**] days after the Foundation’s initial request to the Company) describing the relevant work to be conducted by the Company and other related documents acceptable to the Foundation. At the request of the Foundation, such grant agreements will include a non-exclusive license to resulting product candidates and related technology resulting from the applicable Discovery Project (including the right to sublicense or a direct license grant to Foundation-supported Entities); provided, that the scope of the license to the related technology will include only that technology that is necessary for the development, production or distribution or sale of the relevant product candidate within the field of use prescribed for such product candidate in the applicable TPP. Notwithstanding the foregoing, except as otherwise provided below, the Foundation will not practice the license for sale or distribution of any product candidate outside of the Developing Countries unless the Company or a licensee thereof commits a material breach of any of the Global Access Commitments in regard to such product candidate. For clarity, the Company agrees that this license may be practiced outside of Developing Countries (other than to sell, have sold, offer for sale or otherwise transfer to an end user of such product or product candidate) solely for activities that are in furtherance of the sale or other distribution of product candidates in Developing Countries.

(iii) If the Foundation requests that the Company continue development of a candidate identified through a Discovery Project, the Company will consider in good faith and the parties will negotiate in good faith the terms of the applicable grant documents for such work. To the extent the parties agree to continue support of a Discovery Project beyond the discovery phase, the specific level and allocation of additional funding responsibilities for such Discovery Project will be mutually agreed in good faith in writing by the parties based on a fair allocation of the expected benefits between Developing Countries and developed countries, provided that in no event will the funding responsibilities be allocated in a manner that is reasonably likely to result in a material adverse effect on the Company’s business or operations.

(e) Third Party Manufacturers. If the Foundation determines, in consultation with the Progress Review Group, during the Neonatal S. aureus Sepsis Candidate Development Program, Neonatal Sepsis Cocktail Development Program, or any Discovery Project that working with a third-party manufacturer (“TPM”) is reasonably necessary to achieve the price and volume commitments described below, the Company will agree to license and transfer the necessary technology and other intellectual property to such TPM (subject to such TPM entering into reasonable agreements with the Company with respect to confidentiality and use of the technology and licenses solely for the purposes contemplated herein) in order to allow the production of Products for the Developing Countries. The Foundation will be responsible for the reasonable costs payable for the license and technology transfer of the necessary intellectual property to such TPM.

(f) Licenses from Company.

(i) At the request of the Foundation, the grant or funding agreements for the Neonatal S. aureus Sepsis Candidate Development Program and Neonatal Sepsis Cocktail Development Program will also include a non-exclusive license to (i) the Neonatal S. aureus Sepsis Candidate and (ii) candidates or products developed under the Neonatal S. aureus Sepsis Candidate Development Program or Neonatal Sepsis Cocktail Development Program, for use in the Foundation Field, in each case with related technology (including the right to sublicense or a direct license grant to Foundation-supported Entities); provided that the scope of the license to the related technology will include only that technology that is necessary for the development, production and/or distribution or sale of the relevant product. For the avoidance of doubt, the Foundation, Foundation-supported Entities, and Foundation sublicensees will not directly or indirectly develop or commercialize the Neonatal S. aureus Sepsis Candidate or products developed under the Neonatal S. aureus Sepsis Candidate Development Program or Neonatal Sepsis Cocktail Development Program outside of the Foundation Field. The license will be presently granted, but the Foundation may not exercise its rights (including its sublicense rights) under the license to any background intellectual property of the Company unless at least one of the following occurs:

(A) any Trigger Event;

(B) the Company commits a material breach of the relevant grant agreement that is not cured within [**] days after written notice thereof;

(C) the Company is unwilling to unable or ceases to promptly conduct or complete in any material respect the Neonatal S. aureus Sepsis Candidate Development Program or Neonatal Sepsis Cocktail Development Program, as applicable; or

(D) the Foundation (after discussion with the Progress Review Group) reasonably determines that the Company does not have the personnel, capability, technology, rights or other resources to conduct or complete the Global Access Commitments in connection with the Neonatal S. aureus Sepsis Candidate Development Program or Neonatal Sepsis Cocktail Development Program in any material respect, including the price and volume commitments described below (any exercise of such license pursuant to this clause (i)(D), a “Third Party Development Program Election”).

(ii) If the Foundation intends to make a Third Party Development Program Election, it will give the Company prompt written notice thereof. If the Company disagrees with the Foundation’s determination to make a Third Party Development Program Election, the parties will engage in good faith discussions and negotiations for a period of [**] days from the date of the Foundation’s written notice in an attempt to resolve such disagreement, and the Foundation will not be entitled to make a Third Party Development Program Election during such [**]-day period. Following such [**]-day period, the Foundation will be entitled to make a Third Party Development Program Election by delivery of written notice to the Company thereof.

(iii) The license described in this Section 3(f) will be subject to payment by the Foundation or a Foundation sublicensee of the applicable royalty (if any) set forth in and calculated under the Adimab Agreement as of the Effective Date (payable to Adimab, either through Company or, at Company’s election, directly to Adimab), to the extent such royalty is then payable to Adimab under the Adimab Agreement, as a result of the exercise of this license. In addition, if the Foundation exercises its rights under the license pursuant to a Third Party Development Program Election, the parties will negotiate in good faith the payment of a reasonable royalty to the Company on sales of the applicable Product outside of the Developing Countries.

(g) Licenses to Company. The Foundation Investment will be conditioned on the Company’s receipt and continuation of all necessary licenses and rights with respect to the Platform Technology needed to perform the Global Access Commitments. To the extent that a license to a mAb or other component is necessary for the development, manufacture, or commercialization of a Product (other than with respect to the Platform Technology), which component would be impracticable for the Company to develop, the Company will use Reasonable Efforts to obtain a cost effective and affordable license to such component from a third party and/or to collaborate with a third party to develop or manufacture such component, in order to enable completion of the applicable product in accordance with the Global Access Commitments, including the price and volume commitments. The Foundation will be responsible for the costs payable to the third party for the license or collaboration to the extent necessary for this product in Developing Countries; provided, that the Foundation consents in writing to the terms of the applicable license or collaboration agreement before the execution of the agreement and the terms allow the Company to transfer or sublicense any license to the Foundation or a Foundation supported Entity in the event of a Trigger Event.

(h) Pricing and Volume Commitments. The Company will work with the Foundation to develop (by the time of completion of Phase II clinical trials) and execute a manufacturing and supply plan that will enable to be met the reasonably expected demand in Developing Countries for any Products. The expected demand will be determined by the Foundation and the Company based upon review of the Foundation’s target markets for the applicable product and other relevant considerations, including cost-effectiveness. The price of the relevant Products in Developing Countries will be such that the Products are affordable to low income individuals in the Developing Countries, and in no case would the price charged by the Company to the relevant procurer or distributor of such products exceed Actual Production Costs plus [**]%. For clarity, the Company will in no event be required to offer the applicable Product to a procurer or distributor at a price that would be less than Actual Production Costs. The manufacturing and supply plan could involve the use of manufacturing partners and support from donors, and the specific level and allocation of funding responsibilities in such plan will be decided as mutually agreed in good faith in writing by the parties based on a fair allocation of the expected benefits between Developing Countries and developed countries. The Foundation will have the right to inspect the Company’s records to verify the Actual Production Costs. These commitments do not apply to sales of Products used outside of the Developing Countries.

(i) Progress Review Group. The Company and the Foundation will each designate up to [**] individuals to be part of a progress review group (the “Progress Review Group”) that will provide a forum for discussion of the progress of the Company’s S. aureus antibody development program (including antibodies being developed for use in developed countries) and the Funded Developments. The Progress Review Group will meet via teleconference at least [**] (unless both parties agree that any [**]meeting will be conducted via teleconference). With the agreement of both parties and subject to the execution of appropriate confidentiality agreements, third parties may be invited from time to time to participate in certain Progress Review Group discussions.

(j) Publication; Access to Data and Information. The Company (in addition to the publication requirements of any applicable grants from the Foundation):

(i) will publish the results and information developed in connection with each Program within a reasonable period of time after such information or results are obtained, subject to reasonable delays or limitations on content of such publications that are necessary to protect intellectual property and trade secrets or other proprietary know-how covering the Platform Technology itself and subject to third party confidentiality obligations;

(ii) will promptly provide to the Foundation from time to time, upon the Foundation’s reasonable request and subject to customary confidentiality restrictions, access to data and information regarding the Company’s S. aureus antibody development programs (including raw data and regarding antibodies being developed for use in developed countries and for any indication, subject to the Foundation agreeing to appropriate confidentiality obligations) and each Program, and the reasonably contemplated use of the Platform Technology for such programs; and

(iii) will promptly provide to the Foundation from time to time, upon the Foundation’s request, rights to share such non-public data and information regarding each Program, and the reasonably contemplated use of the Platform Technology for such Programs, subject to the reasonable need to protect confidential information (including, in the event that the Foundation proposes to share any such data or information with any Direct Competitor, such disclosure to a Direct Competitor shall be permitted only to the extent that the Foundation or a Foundation-supported Entity is collaborating with such competitor, and limited to the disclosure of data or information directly relating to the development, production or commercialization of a Product, as applicable to such collaboration) and to avoid untimely public disclosures that may bar access to patent protection or public disclosures that may undermine trade secret protection or may impact the market competitiveness of a Company product.

All publications must be made in accordance with “open access” terms and conditions consistent with the Foundation’s Open Access Policy available at: http://www.gatesfoundation.org/How- We-Work/General-Information/Open-Access-Policy, which may be modified from time to time.

If any publication or presentation contains Adimab Confidential Information, the Company may submit such publication or presentation for prior review and approval by Adimab for patentability and protection of Adimab Confidential Information as provided in Section 6.8 (and subject to Section 6.2) of the Adimab Agreement. The Company may not proceed with such publications or presentations containing Adimab Confidential Information unless approved of in advance in writing by Adimab in accordance with Section 6.8 of the Adimab Agreement. The Company will use reasonable efforts to obtain such approval. The Company will provide to Adimab the opportunity to review, in accordance with Section 6.8 of the Adimab Agreement, any proposed abstracts, manuscripts or summaries of public presentations that contain Adimab Confidential Information.

(k) No Inconsistent Rights. The Company will not grant to a third party any rights or enter into any arrangements or agreements that would limit or restrict the Foundation’s rights to the Global Access Commitments.

(l) Global Health License.

(i) Global Health License. Subject to Section 3(ii), in connection with and relating to each Program, and to the extent not already licensed to the Foundation hereunder, the Company hereby grants the Foundation and/or Foundation-supported Entities, a worldwide, nonexclusive, non-terminable, perpetual, irrevocable, royalty-free (except as specified below) license (with the right to sublicense) to the (A) Funded Developments and (B) and the background intellectual property of the Company that is necessary for or is used in the Platform Technology or Programs to use, reproduce, modify, make, distribute, sell, offer-for-sale, import, and otherwise dispose of products and services directed at pathogens or other targets subject to the Programs, which license is limited, in relation to each Product or Program with respect to which it is practiced by the Foundation, to the field of use set forth in the agreement(s) applicable to such Product or Program (the “Global Health License”). The Global Health License will be subject to payment by the Foundation or a Foundation sublicensee of the applicable royalty (if any) set forth in and calculated in accordance with the Adimab Agreement as of the Effective Date (payable to Adimab, either through Company or, at Company’s election, directly to Adimab), to the extent such royalty is then payable to Adimab under the Adimab Agreement, as a result of the exercise of Global Health License.

(ii) Trigger Events. The Global Health License is presently granted and effective. However, the Foundation will not practice its rights under the Global Health License (including its sublicensing rights) unless a Trigger Event occurs and then only with respect to the Product or Program affected by the Trigger Event. Accordingly, if a Trigger Event applies only to a particular Product or Program, the Foundation will have the right to exercise the Global Health License only for such Product or Program. “Trigger Event” means:

(A) a Charitability Default; or

(B) the Company (i) institutes any bankruptcy, insolvency, appointment of a receiver and/or trustee or reorganization (in either case for the release of financially distressed debtors), general assignment for the benefit of creditors, winding-up, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction or any such proceeding is instituted against the Company which remains undismissed or unstayed for a period of 90 days or (ii) ceases to conduct business in the ordinary course.

If either the Foundation or the Company becomes aware of a Trigger Event it will promptly notify the other party in writing of the occurrence of such Trigger Event.

(m) Cooperation; Technology Transfer. In connection with the exercise of any license hereunder or under a grant agreement (as applicable), the Company will take further actions, including technology transfer (subject to the transferee agreeing to appropriate confidentiality obligations), as would be commercially reasonable industry practice at the time with respect to providing a biotechnology license to a third party, to accommodate that the Foundation, the Foundation’s sublicensees, and/or the relevant Foundation-supported Entity can effectively exercise the applicable license or sublicense and use the related technology (including the right to reference regulatory filings related to the applicable products).

(n) Sufficient Rights; Inventory.

(i) The Company represents and warrants that: (A) the Company owns or possesses, or believes it can acquire on commercially reasonable terms, all necessary rights required in order to perform its obligations and grant the licenses hereunder, (B) Arsanis mAbs ASN-1, ASN-2, and ASN-3 are included in the Optioned Antibodies and ASN-1 and ASN-2 are the mAbs that comprise the ASN100 Product Candidate, and (C) each of the Option Exercise Letters was delivered to and acknowledged by Adimab during the relevant Option Term (as defined in the Adimab Agreement) applicable to each of the Optioned Antibodies.

(ii) The Company represents and warrants that, as of the Effective Date, it has in inventory or has a contractual right to obtain a sufficient amount of the ASN100 Product Candidate and placebo therefor to timely complete the presently ongoing Phase II clinical study of the ASN100 Product Candidate.

(o) The Arsanis mAbs ASN-1, ASN-2, and ASN-3 are considered Program- Benefitted Antibodies (as defined in the Adimab Agreement) under the Adimab Agreement and (B) the Foundation Investment is a Program Transaction (as defined in the Adimab Agreement) under the Adimab Agreement.

(p) Adimab Agreement. The Foundation agrees that, if the Foundation or any Foundation-supported Entity grants a sublicense to a third party under any license granted hereunder by the Company to any rights covered by the Adimab Agreement, then the sublicense agreement will be made in a manner that is consistent with and subject to the applicable terms of the Adimab Agreement to the extent required by Section 3.3 of the Adimab Agreement. Prior to entering into any such sublicense to conduct activities in furtherance of the development, research, sale, distribution or other disposition of Products for the benefit of people outside of the Developing Countries, the Foundation shall provide a copy of the sublicense agreement to the Company and the Foundation shall incorporate comments from the Company as necessary to ensure compliance with the Adimab Agreement through multiple tiers. The Company must provide comments within [**] business days and will be deemed to have no comments if such comments are not provided within such [**] business-day period.

Without limiting the foregoing, any such sublicense will provide the Foundation with the right to terminate the sublicensee’s rights to any rights covered by the Adimab Agreement or this Agreement granted under the sublicense for uncured material breach of the sublicense agreement as it pertains to those rights. To the extent the sublicense includes rights other than rights covered by the Adimab Agreement or this Agreement, such termination will not apply to such other rights and neither Adimab nor the Company will be entitled to enforce any termination of such rights. In addition, the sublicense agreement will state that both Adimab and the Company are intended third party beneficiaries of the relevant terms of the sublicense agreement that affect or relate to any rights or obligations of the Company under this Agreement or the Company or Adimab under the Adimab Agreement, as the case may be, including with respect to indemnification, with the right to enforce those terms, including the right to enforce the termination of the sublicense. With respect to a sublicense to conduct activities in furtherance of the development, research, sale, distribution or other disposition of Products for the Developing Countries, notwithstanding anything in the Adimab Agreement to the contrary, the sublicense agreement will not (i) restrict or limit the identity or form of the sublicensee, (ii) impose royalty or financial obligations (other than the [**]% royalty specified in the Adimab Agreement as of the Effective Date of this Letter Agreement), (iii) restrict or limit the Foundation Field or place additional restrictions on the scope of the rights granted under any of the licenses as described in this Letter Agreement, or (iv) require the sublicensee to grant intellectual property rights or licenses to Adimab or the Company (except with respect to improvements to the Adimab platform intellectual property). Within [**] days after executing a sublicense agreement, the Foundation will provide a copy of the relevant terms of the sublicense agreement to the Company with the right to disclose to Adimab. Except with respect to the sublicenses for the benefit of people outside the Developing Countries as described above in this Section 3(p), the Company will have the right to review but not to approve of the relevant terms of the sublicense agreement. The Company will promptly notify the Foundation in writing of any concerns regarding the terms of the sublicense agreement. Under no circumstances will the Foundation be responsible for the acts or omissions of any sublicensee of any tier, including for breach of the sublicense agreement or otherwise. For clarity, the Foundation does not and will not indemnify nor defend Adimab or the Company for acts or omissions of sublicensees of any tier, but shall ensure that any sublicense agreement includes the indemnification obligations on terms set forth in the Adimab Agreement and for the benefit of both the Company and Adimab and to which the Company and Adimab are third party beneficiaries. For clarity, neither Adimab nor the

Company will have the right to audit the records of the Foundation but shall ensure that any sublicense agreement includes the audit provisions on terms set forth in the Adimab Agreement and for the benefit of both the Company and Adimab and to which the Company and Adimab are third party beneficiaries. At the request of the Foundation, the Company will use good faith and reasonable efforts to work with the Foundation to help ensure that the sublicenses can be used for the achievement of the Charitable Purpose without undue restrictions. These efforts include using good faith and reasonable efforts to promptly request and obtain waivers or consents from Adimab.

(q) Duration of Global Access Commitments. The Global Access Commitments will be ongoing and will continue for as long as the Foundation exists, except that (i) the Company’s obligation to accept Discovery Projects will terminate five years following the closing of the Foundation Investment (such five-year period will be extended to accommodate initiation of any Discovery Projects that may be under discussion by the Parties at the end of such period) and (ii) the Global Access Commitments shall expire in relation to a Program at such time as the Foundation or a Foundation-supported Entity has not, during the previous seven-year period, provided funding to the Company in furtherance of such Program; provided that, if a product developed (in whole or in part) with Foundation funding continues to be developed or available in Developing Countries, the Global Access Commitments will be ongoing and will continue with respect to such product.

(r) Confidentiality. The confidentiality obligations set forth in the Nondisclosure Agreement between the Foundation and the Company dated of even date herewith shall be incorporated herein by reference.

4. Survival of Global Access Commitments.

In the event of (i) a Sale Transaction, or (ii) the sale, exclusive license, or other transfer of the Platform Technology owned or controlled by the Company or the Funded Developments, the Global Access Commitments will survive and be assumed in full by the purchaser, transferee, licensee, or acquirer and the Company will take the necessary actions to effect such assumption. The Foundation will have the right to review the provisions of the written agreement with such third party that relate to the assumption of the Global Access Commitments to confirm that the Global Access Commitments will survive and be fully assumed by the third party and will continue to be directly enforceable by the Foundation. For clarity, notwithstanding anything to the contrary in this Letter Agreement, the Foundation’s rights hereunder that exist on the date of the Sale Transaction or sale, exclusive license, or other transfer of the Platform Technology or the Funded Developments will not be terminated by such transaction.

5. Withdrawal Right.

(a) The Withdrawal Right described and defined in this Section 5 will be triggered only as a result of a Charitability Default.

(b) A “Charitability Default” will occur if the Company (i) is in material breach of any of the Global Access Commitments, including the material failure to conduct the Programs as described above, other than for reasons of regulatory, technical or scientific failure not within the reasonable control of the Company and not known to the Company at or before closing of the Foundation Investment, (ii) fails to comply with the restrictions in Sections 2 and 9 of this Letter Agreement on the use of proceeds from the Foundation Investment, or (iii) fails to comply with the other related U.S. legal obligations set forth in this Letter Agreement, including the requirements set forth in Sections 6, 9, 11, and 12. Each party agrees to promptly notify the other party in writing if it becomes aware of a Charitability Default and the Company will thereafter promptly provide to the Foundation a proposed strategy to remedy the Charitability Default. Notwithstanding the foregoing, the Foundation will not lose any rights or remedies solely as a result of a failure to notify the Company after it becomes aware of a Charitability Default.

(c) If the Company fails to cure the Charitability Default within [**] days of the Foundation’s written notice of such Charitability Default, and if the Foundation holds any securities of the Company issued in connection with the Foundation Investment, including securities issued in respect of or upon conversion or exercise of such securities (collectively, the “Foundation Stock”), the Company will have the obligation, if required by the Foundation, to (i) redeem all of the Foundation Stock; provided, that such redemption will be made only to the extent permitted by applicable law and only to the extent that such redemption does not render the Company insolvent, or (ii) locate a third party that will purchase the Foundation Stock ((i) and (ii), the “Withdrawal Right”). If the Company is unable to redeem all of the Foundation Stock, and no third party purchases the Foundation Stock, then the Company will use its best efforts to effect the Withdrawal Right, consistent with the Code and applicable law, as soon as practicable. During the period when the Company is unable to exercise its obligation to redeem or find a purchaser of the Foundation Stock, the Company will not pay dividends on any of its capital stock, redeem the capital stock of any other stockholder of the Company (excluding repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof) or otherwise make any other distribution to any other stockholder of the Company (other than shares of common stock or stock options issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Company).

(d) For redemption or purchase by the Company or a third party pursuant to Section 5(c), the Foundation Stock will be valued at the greater of (i) the original purchase price attributable to such shares plus a [**]% per annum compounding interest rate calculated from the date of issuance of the Foundation Stock through the date of redemption or purchase or (ii) Fair Market Value.

(e) Notwithstanding any exercise of the Withdrawal Right by the Foundation, the Foundation’s rights under the Global Access Commitments will survive.

6. Required Reporting; Audit Rights.

(a) In addition to reports required to be delivered to the Foundation under the Investment Documents, the Company will furnish, or cause to be furnished, to the Foundation the following reports and certifications:

(i) within [**] days after the end of each of the Company’s fiscal years during which the Foundation owns any securities in the Company, a certificate from the Company signed by an officer of the Company and substantially in the form attached to this Letter Agreement as Appendix 3, certifying that the requirements of the Foundation Investment set forth in this Letter Agreement were met during the immediately preceding fiscal year, describing the use of the proceeds of the Foundation Investment and evaluating the Company’s progress toward achieving the Global Access Commitments;

(ii) within [**] days after the end of the Company’s fiscal year during which the Foundation ceases to own any securities in the Company, a certificate from the Company signed by an officer of the Company and substantially in the form attached to this Letter Agreement as Appendix 4, certifying that the requirements of the Foundation Investment set forth in this Letter Agreement were met during the term of the Foundation Investment, describing the use of the proceeds of the Foundation Investment and evaluating the Company’s progress toward achieving the Global Access Commitments;

(iii) any other information respecting the operations, activities and financial condition of the Company as the Foundation may from time to time reasonably request to discharge any expenditure responsibility, within the meaning of Sections 4945(d)(4) and 4945(h) of the Code, of the Foundation with respect to the Foundation Investment, and to otherwise monitor the charitable benefits intended to be served by the Foundation Investment. The Foundation will reimburse the Company for any reasonable third-party expenses incurred by the Company in order to prepare any information the Company is required to prepare solely as a result of this Section 6(a)(iii); and

(iv) full and complete financial reports of the type ordinarily required by commercial investors under similar circumstances to the extent required pursuant to Treasury Regulation 53.4945-5(b)(4).

(b) At the Foundation’s reasonable request, the Company will provide the Foundation with a summary of scientific data and progress to date on all Programs and any Platform Technology related to the foregoing, and the considerations made by the Company with respect to accessibility, affordability and cost-effectiveness of the applicable Products for people and payors in Developing Countries, in addition to the information that may be required under any grant agreements or other funding agreements.

(c) Without limiting the foregoing, at the Foundation’s request, the Company will permit the Foundation or its representatives to inspect (at a reasonable time and location) the scientific records of the Company relating to each Program with due regard to the reasonable need to protect trade secrets covering the Platform Technology.

(d) The Company will maintain books and records adequate to provide information ordinarily required by commercial investors under similar circumstances, including accounting records and copies of any reports submitted to the Foundation related to each Program. The Company will retain such books, records, and reports for [**] years after the Foundation ceases to hold Company securities and will make such books, records, and reports available to the Foundation at reasonable times to enable the Foundation to monitor and evaluate how the Foundation’s funds have been used.

(e) The Company will permit employees or agents of the Foundation at any reasonable time and upon reasonable prior notice, during normal business hours, to examine or audit the Company’s books and accounts of record and to make copies and memoranda of the same, in each case at the Foundation’s expense to audit the Company’s compliance with the use of the Foundation Investment and the Global Access Commitments. If the Company maintains any records (including computer generated records and computer software programs for the generation of such records) in the possession of a third party, the Company, upon request of the Foundation, will notify such party to permit the Foundation free access to such records at all reasonable times and to provide the Foundation with copies of any records it may reasonably request in connection with such audit, request or inquiry, all at the Foundation’s expense.

7. Board Observer.

As long as the Foundation or an Affiliate thereof owns any Foundation Stock, the Foundation shall be entitled to designate one person to attend all meetings of the Company’s Board of Directors and committees thereof in a nonvoting observer capacity and the Company shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in a potential conflict of interest on the part of the Foundation.

8. Assignment.

Notwithstanding anything in this Letter Agreement or any Investment Document to the contrary, the Foundation will have the right to assign this Letter Agreement or transfer the Foundation Stock to (a) any successor charitable organization of the Foundation from time to time that is a tax exempt organization as described in Section 501(c)(3) of the Code, or (b) any tax exempt organization as described in Section 501(c)(3) of the Code controlled by one or more trustees of the Foundation. The Foundation will notify the Company of any such assignment, including the identity of the assignee, in a timely manner. For the avoidance of doubt, if the Foundation transfers the Foundation Stock as permitted by this Section 8, the Foundation may assign to any such transferee all of its rights attached to such Foundation Stock, including the Withdrawal Right.

9. Prohibited Uses.

The Company will not expend any proceeds of the Foundation Investment to carry on propaganda or otherwise to attempt to influence legislation, to influence the outcome of any specific public election or to carry on, directly or indirectly, any voter registration drive, or to participate or intervene in any political campaign on behalf of or in opposition to any candidate for public office within the meaning of Section 4945(d) of the Code. The proceeds of the Foundation Investment will not (a) be earmarked to be used for any activity, appearance or communication associated with the activities described in the foregoing sentence, nor (b) be intended for the direct benefit, and will not benefit, any person having a personal or private interest in the Foundation, including descendants of the founders of the Foundation, or persons related to or controlled by, directly or indirectly, such private interests.

For the avoidance of doubt, the Company will not use the funds received from the Foundation to pay a dividend or redeem shares.

10. Disqualified Person.

Neither the Company nor (to the best knowledge of the Company) any stockholder of the Company is a “disqualified person” with respect to the Foundation (as the term “disqualified person” is defined in Section 4946(a) of the Code). The Foundation does not, and one or more disqualified persons with respect to the Foundation do not, directly or indirectly, control the Company.

11. Anti-Terrorism.

The Company will not use any portion of the Foundation Investment, directly or indirectly, in support of activities (a) prohibited by U.S. laws related to combatting terrorism; (b) with persons on the List of Specially Designated Nationals (www.treasury.gov/sdn) or entities owned or controlled by such persons; or (c) with countries or territories against which the U.S. maintains comprehensive sanctions (currently, Cuba, Iran, (North) Sudan, Syria, North Korea, and the Crimean Region of Ukraine), unless such activities are fully authorized by the U.S. government under applicable law and specifically approved by the Foundation in its sole discretion.

12. Anti-Corruption and Anti-Bribery.

The Company will not offer or provide money, gifts, or any other things of value directly or indirectly to anyone in order to improperly influence any act or decision relating to the Foundation or any activities contemplated by this Letter Agreement or the Company’s organizational documents (e.g., certificate of incorporation), including by assisting any party to secure an unlawful advantage. Training and information on compliance with these requirements are available at www.learnfoundationlaw.org.

13. Public Reports; Use of Name.

The Foundation may include information on this investment in its periodic public reports and may make the investment public at any time on its web page and as part of press releases, public reports, speeches, newsletters and other public document, and to the extent required by applicable law or regulation. Any announcement of the Foundation Investment by any other party, including the Company, its representatives, directors, stockholders and agents, or any investor, will require the Foundation’s prior written approval. Such parties will also obtain the Foundation’s prior written approval for any other use of the Foundation’s name or logo in any respect; provided, however, that the Company may use the Foundation’s name for any uses that have been pre-approved in writing by the Foundation. Notwithstanding the foregoing, the Foundation’s name and logo will not be used by any party in any manner to market, sell or otherwise promote the Company, its products, services and/or business.

14. Indemnification.

The Company will indemnify, hold harmless, and defend the Foundation and its co-chairs, trustees, directors, officers, employees, agents, and representatives other than Foundation sublicensees (collectively, the “Indemnitees”) from and against any and all third party causes of action, claims, suits, legal proceedings, judgments, settlements, damages, penalties, losses, liabilities and costs (including reasonable attorneys’ fees and costs) (each a “Claim”) finally awarded to such third party by a court of competent jurisdiction against any of the Indemnitees or agreed to as part of a monetary settlement of the Claim and arising out of or relating to: (a) bodily injury, death or property damage caused by the acts or omissions of the Company, including any development or commercialization or distribution activities carried out by the Company (including any failure to comply with applicable laws, regulations or rules in connection therewith), or by any Product (other than those Claims caused by commercialization or other activities conducted by a Foundation sublicensee) developed, manufactured, tested, sold, licensed, or supplied by or on behalf of the Company or any or its Affiliates, successors or assigns or any of their respective contractors, licensors, or distributors; or (b) any Claim that the Platform Technology, any Funded Development or any Product (other than those Claims caused by commercialization or other activities conducted by a Foundation sublicensee) infringes upon a patent, proprietary, or other intellectual property right of a third party; in each case, except to the extent arising out of or relating to the negligence, fraud or willful misconduct of the Foundation or its sublicensees; any failure by the Foundation or its sublicensees to comply in any material respect with applicable laws, regulations or rules; breach by the Foundation of this Letter Agreement or by any sublicensee under its agreement(s) with the Foundation; or any modification of Product or the formulation or administration thereof where such modification was not approved in writing or made by or on behalf of the Company or any of its Affiliates, successors or assigns. The Foundation will give the Company prompt written notice of any Claim subject to indemnification; provided, that the Foundation’s failure to promptly notify the Company will not affect the Company’s indemnification obligations except to the extent that the Foundation’s delay prejudices the Company’s ability to defend the Claim. The Company will have sole control over the defense and settlement of each and every Claim, with counsel of its own choosing which is reasonably acceptable to the Foundation; provided, that the Company conducts the defense actively and diligently at the sole cost and expense of the Company and provided further that the Company will not enter into any settlement that adversely affects any Indemnitee without the applicable Indemnitee’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. The Foundation will provide the Company, upon request, with reasonable cooperation in connection with the defense and settlement of the Claim. Subject to the Company’s rights above to control the defense and settlement of Claims, the Foundation and any Indemnitee may, at its own expense, employ separate counsel to monitor and participate in the defense of any Claim under this Section 14.

The parties will not be liable to each other, except in connection with any claims of infringement or misappropriation, for any indirect, incidental, consequential, or special damages (including lost revenues, lost savings, or lost profits suffered by such other party) suffered by such other party arising under or in connection with this Letter Agreement, regardless of the form of action, whether in contract or tort, and regardless of whether the party knew of the possibility that such damages could result; provided, that to the extent an Indemnitee is entitled to be indemnified hereunder for Claims of third parties and such third party has been awarded indirect, incidental, consequential, reliance, or special damages (including lost revenues, lost savings, or lost profits), the Company’s indemnification obligations to the Indemnitee will extend to and include such third party’s indirect, incidental, consequential, reliance, or special damages (including lost revenues, lost savings, or lost profits). The parties further agree that under no circumstances will any party be liable to the other party (or to any Indemnitee) more than once for the same losses arising under or in connection with this Letter Agreement.

15. Insurance.

The Company agrees to maintain insurance coverage sufficient to cover the activities, risks, and potential omissions in respect of the Programs in accordance with generally-accepted industry standards and as required by law. The Company will ensure all subcontractors maintain insurance coverage consistent with this paragraph.

16. Compliance with Laws and Requirements; Responsibility.

The Company will comply with all applicable laws and regulations, including intellectual property laws. The Company will conduct, control, manage, and monitor the Programs in compliance with all applicable ethical, legal, regulatory, and safety requirements, including applicable international, national, local, and institutional standards. The Company will obtain and maintain all necessary approvals, consents, and reviews before conducting the applicable activity. If the project involves:

(a) any protected information (including personally identifiable, protected health, or third party confidential), the Company will not disclose this information to the Foundation without obtaining the Foundation’s prior written approval and all necessary consents to disclose such information;

(b) children or vulnerable subjects, the Company will obtain any necessary consents and approvals unique to these subjects; or

(c) any trial involving human subjects, the Company will adhere to current Good Clinical Practice as defined by the International Council on Harmonisation (ICH) E-6 Standards (or local regulations if more stringent) and will obtain applicable trial insurance.

The Company will be solely responsible and liable for all activities related to the conduct by or on behalf of the Company or any or its Affiliates, successors or assigns or any of their respective direct contractors, licensors, or distributors of the Programs. For avoidance of doubt, as between the Foundation and the Company, the Company will have responsibility for all clinical trials conducted by the Company or any of its Affiliates, successors or assigns or any of their respective direct contractors, licensors, or distributors of the Programs under this Letter Agreement. Any activities by the Foundation in reviewing documents and providing input or funding do not modify the Company’s responsibility, including responsibility for determining and complying with the provisions of this Section 16.

17. Entire Agreement; Modification.

The terms and conditions set forth in this Letter Agreement are in addition to the provisions stated in the other Investment Documents and the terms and conditions of this Letter Agreement will prevail over any inconsistent provision in any other Investment Document. No change, modification or waiver of any term or condition of this Letter Agreement will be valid unless it is in writing, it is signed by the party to be bound, and it expressly refers to this Letter Agreement.

18. Authority; Governing Law.

Each of the signatories below covenants, represents and warrants that he, she or it had all authority necessary to execute this Letter Agreement and that, on execution, this Letter Agreement will be fully binding and enforceable in accordance with its terms, and that no other consents or approvals of any other person or third parties are required or necessary for this Letter Agreement to be so binding. This Letter Agreement will be governed by the laws of the State of Delaware, excluding its conflicts of laws provisions.

19. Counterparts.

This Letter Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will be deemed to be and constitute one and the same instrument.

20. Construction.

Section headings are not to be considered part of this Letter Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof, and will not effect the construction of this Letter Agreement. The words “include,” “includes” and “including” will be considered to be followed by the words “without limitation”.

[Signature Page Follows]

The parties have caused this Letter Agreement to be executed as of the date first set forth above.

Arsanis, Inc.		Bill & Melinda Gates Foundation

By:	/s/ Rene Russo	By:	/s/ Jim Bromley
Name:	Rene Russo	Name:	Jim Bromley
Title:	President and Chief Executive Officer	Title:	Chief Financial Officer

—Signature Page to Bill & Melinda Gates Foundation Side Letter—

Appendix 1

Developing Countries

“Developing Countries” means the following list of countries, which includes (i) countries eligible for GAVI support as of 2016, (ii) countries in the process of transitioning out of GAVI support in 2016, and (iii) Botswana, Brazil, Philippines, South Africa and Thailand. “Developing Countries” also means any countries reasonably requested by the Foundation that are part of the Foundation’s strategies to which the Company consents in writing, such consent not to be unreasonably withheld and subject to the consent of Adimab, as applicable.

• Afghanistan	• Ghana	• Nigeria

• Angola	• Guinea	• Pakistan

• Armenia	• Guinea Bissau	• Philippines

• Azerbaijan	• Guyana	• Papua New Guinea

• Bangladesh	• Haiti	• Rwanda

• Benin	• India	• Sao Tome e Principe

• Bolivia	• Indonesia	• Senegal

• Botswana	• Kenya	• Sierra Leone

• Brazil	• Kiribati	• Solomon Islands

• Burkina Faso	• Korea, DPR	• Somalia

• Burundi	• Kyrgyz Republic	• Republic of Sudan

• Cambodia	• Lao PDR	• South Africa

• Cameroon	• Lesotho	• South Sudan

• Central African Republic	• Liberia	• Tajikistan

• Chad	• Madagascar	• Tanzania, United Republic of

• Comoros	• Malawi	• Thailand

• Congo, Dem Republic of	• Mali	• Timor Leste

• Cote d’Ivoire	• Mauritania	• Togo

• Cuba	• Moldova	• Uganda

• Djibouti	• Mozambique	• Uzbekistan

• Eritrea	• Myanmar	• Vietnam

• Ethiopia	• Nepal	• Yemen

• Gambia	• Nicaragua	• Zambia

• Georgia	• Niger	• Zimbabwe

Appendix 2

SOW/TPP

[attached]

Scope of Work (SOW) and Target Product Profile (TPP) for Neonatal S. aureus Bacteremia/Sepsis Discovery Project

Prepared by: Arsanis, Inc.

April 12, 2017

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 11 pages were omitted. [**]

CONFIDENTIAL

1

Appendix 3

OFFICER’S CERTIFICATE

ARSANIS, INC.

[DATE]

This certificate is being delivered by Arsanis, Inc., a Delaware corporation (the “Company”), pursuant to Section 6(a) of the Letter Agreement between the Company and the Bill & Melinda Gates Foundation dated as of April 24, 2017 (the “Letter Agreement”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Letter Agreement.

The Company certifies as follows:

1. During the fiscal year ended [DATE], the Company met the requirements of the Foundation Investment as set forth in the Letter Agreement that were required to be complied with or performed by the Company during such time period.

2. Attached as Exhibit A to this certificate is a description of the Company’s use of proceeds of the Foundation Investment during the fiscal year ended [DATE].

3. Attached as Exhibit B to this certificate is the Company’s evaluation of the Company’s progress with respect to each Program, including information regarding progress against the Global Access Commitments (as set forth in the Investment Documents) during the fiscal year ended [DATE].

IN WITNESS WHEREOF, the undersigned has executed this certificate and has caused this certificate to be delivered on the date first above written.

Arsanis, Inc.

By:
Name: Title:

Appendix 4

OFFICER’S CERTIFICATE

ARSANIS, INC.

[DATE]

This certificate is being delivered by Arsanis, Inc., a Delaware corporation (the “Company”), pursuant to Section 6(b) of the Letter Agreement between the Company and the Bill & Melinda Gates Foundation dated as of April 24, 2017 (the “Letter Agreement”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Letter Agreement.

The Company certifies as follows:

1. During the term of the Foundation Investment, the Company met the requirements of the Foundation Investment as set forth in the Letter Agreement that were required to be complied with or performed by the Company during such time period.

2. Attached as Exhibit A to this certificate is a description of the Company’s use of proceeds of the Foundation Investment during the term of the Foundation Investment.

3. Attached as Exhibit B to this certificate is the Company’s evaluation of the Company’s progress with respect to each Program, including information regarding progress against the Global Access Commitments (as set forth in the Investment Documents) during the term of the Foundation Investment.

IN WITNESS WHEREOF, the undersigned has executed this certificate and has caused this certificate to be delivered on the date first above written.

Arsanis, Inc.

By:
Name: Title: